Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp 2025 Fiscal Year’s Net Income Increases 20% to $29.16 Million

•	Fiscal Year EPS Increases 22% to $3.67
•	Quarterly EPS Increases 19% to $1.07 from $0.90 for Preceding Quarter
•	Quarterly Net Interest Margin Increases to 3.82%
•	Quarterly Return on Average Assets Increases to 1.68%
•	Quarterly Return on Average Equity Increases to 12.97%
•	Announces an 8% Increase in the Quarterly Cash Dividend
•	Announces Plans to Open a Branch in University Place

HOQUIAM, WA – October 30, 2025 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported that net income increased 20% to $29.16 million for the fiscal year ended September 30, 2025, from $24.28 million for the fiscal year ended September 30, 2024.  Earnings per diluted common share (“EPS”) increased 22% to $3.67 for the 2025 fiscal year from $3.01 for the 2024 fiscal year.

Timberland also reported net income of $8.45 million, or $1.07 per diluted common share for the quarter ended September 30, 2025.  This compares to net income of $7.10 million, or $0.90 per diluted common share for the preceding quarter, and $6.36 million, or $0.79 per diluted common share, for the comparable quarter one year ago.

“We closed our fiscal year with record results, reflecting the hard work and dedication of our employees in serving our customers, communities and shareholders,” stated Dean Brydon, Chief Executive Officer.  “For the full year, net income and earnings per share reached new highs with year-over-year gains across every major profitability measure, while tangible book value per share continued its steady climb.  In the fourth quarter, net income increased 33% from a year ago and 19% from the prior quarter, with earnings per share up 35% and 19%, respectively.  We also recorded a $1.04 million bank owned life insurance benefit claim during the quarter, which contributed to net income; however, even excluding this item, all comparisons to prior periods remain favorable.  These strong quarterly results were driven by continued expansion in our net interest margin, balance sheet growth, and higher non-interest income.”

“As a result of Timberland’s strong earnings and capital position, our Board of Directors announced an 8% increase to the quarterly cash dividend to shareholders to $0.28 per share, payable on November 28, 2025, to shareholders of record on November 14, 2025,” stated Jonathan Fischer, President and Chief Operating Officer.  “This represents the 52nd consecutive quarter Timberland will have paid a cash dividend and demonstrates the Board’s continued confidence in our long-term outlook.”

“Our net interest margin strengthened again in the fourth fiscal quarter, increasing to 3.82%,” said Marci Basich, Chief Financial Officer.  “This marks a two-basis point increase from the prior quarter and a 24-basis point improvement year-over- year, underscoring the benefits of our disciplined asset-liability management and the improvement in earning asset yields.  Total deposits increased by $47 million, or 3%, with more than half of that growth driven by higher non-interest-bearing balances.  This continued deposit momentum reflects the depth of our customer relationships and the success of our funding strategies.  We remain committed to maintaining a balanced funding profile and sustaining stable margin performance in the periods ahead.”

“Timberland delivered solid balance sheet growth during the fourth fiscal quarter, highlighted by total assets increasing 3% and surpassing the $2 billion dollar mark for the first time in our Company’s history,” Brydon continued.  “Credit quality remains an area we continue to monitor closely.  Overall, performance across the portfolio remains solid, with no net charge-offs for the quarter.  While our non-performing assets (“NPA”) ratio increased modestly to 0.23% at September 30, 2025 from 0.21% in the prior quarter, we also saw total delinquencies decline during the period.  We remain confident in the overall health of our loan portfolio and our disciplined approach to credit risk management.”

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

“We are excited to announce the opening of a new full-service branch in University Place later this quarter, marking an important milestone in our growth strategy,” said Fischer.  “This expansion positions us to serve a growing market with strong business potential and deepen our commercial banking relationships in the area.  We are enthusiastic about the opportunities ahead to welcome new clients, strengthen existing partnerships, and further advance our commitment to supporting the region’s economic growth,” stated Matt DeBord, Chief Lending Officer.

Earnings and Balance Sheet Highlights (at or for the periods ended September 30, 2025, compared to September 30, 2024, or June 30, 2025):

   Earnings Highlights:
•
EPS increased 19% to $1.07 for the current quarter from $0.90 for the preceding quarter and increased 35% from $0.79 for the comparable quarter one year ago; EPS for the 2025 fiscal year increased 22% to $3.67 from $3.01 for the 2024 fiscal year;

•
Net income increased 19% to $8.45 million for the current quarter from $7.10 million for the preceding quarter and increased 33% from $6.36 million for the comparable quarter one year ago; Net income increased 20% to $29.16 million for the 2025 fiscal year from $24.28 million for the 2024 fiscal year;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 12.97% and 1.68%, respectively;
•	Net interest margin (“NIM”) for the current quarter increased to 3.82% from 3.80% for the preceding quarter and 3.58% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter improved to 53.18% from 54.48% for the preceding quarter and 56.79% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets reached $2.0 billion with a 3% increase from the prior quarter and a 5% increase year-over-year;
•	Net loans receivable increased 2% from the prior quarter and increased 3% year-over-year;
•	Total deposits increased 3% from the prior quarter and increased 4% year-over-year;
•	Total shareholders’ equity increased 2% from the prior quarter and increased 7% year-over-year; 56,562 shares of common stock were repurchased during the current quarter for $1.89 million;
•	Non-performing assets to total assets ratio was 0.23% at September 30, 2025, compared to 0.21% at June 30, 2025, and 0.20% at September 30, 2024;
•	Book and tangible book (non-GAAP) values per common share increased to $33.29 and $31.33 respectively, at September 30, 2025; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at September 30, 2025, with only $20 million in borrowings and additional secured borrowing line capacity of $690 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter increased 10% to $22.49 million from $20.50 million for the preceding quarter and increased 15% from $19.48 million for the comparable quarter one year ago.  The increase in operating revenue compared to the preceding quarter was primarily due to increases in non-interest income and interest income from loans and interest-bearing deposits in banks, which were partially offset by an increase in total funding costs.  The increase in non-interest income was primarily due to a $1.04 million bank owned life insurance (“BOLI”) death benefit claim.  Operating revenue increased 10% to $82.55 million for the 2025 fiscal year from $75.30 million for the 2024 fiscal year, primarily due to an increase in total interest and dividend income, which was partially offset by an increase in funding costs.

Net interest income increased $773,000, or 4%, to $18.40 million for the current quarter from $17.62 million for the preceding quarter and increased $1.85 million, or 11%, from $16.55 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to a $48.52 million increase in the average balance of total interest-earning assets and, to a lesser extent, a three-basis point increase in the weighted average yield on total interest-earning assets to 5.53% from 5.50%.  These increases were partially offset by a $21.64 million increase in the average balance of interest-bearing liabilities and a two-basis point increase in the weighted average cost of interest-bearing liabilities.  Timberland’s NIM for the current quarter improved to 3.82% from 3.80% for the preceding quarter and 3.58% for the

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

comparable quarter one year ago.  The NIM for the current quarter was increased by approximately two basis points due to the collection of $102,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $11,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately four basis points due to the collection of $102,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $68,000 of the fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately one basis point due to the collection of $20,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $7,000 of the fair value discount on acquired loans.

Net interest income for the 2025 fiscal year increased $6.03 million, or 9%, to $70.20 million from $64.17 million for the 2024 fiscal year, primarily due to a 24-basis point increase in the weighted average yield of total interest-earning assets to 5.48% from 5.24% and a $55.19 million increase in the average balance of total interest-earning assets.  These increases to net interest income were partially offset by a $54.78 million increase in the average balance of total interest-bearing liabilities. Timberland’s NIM improved to 3.76% for the 2025 fiscal year from 3.54% for the 2024 fiscal year.  A $213,000 provision for credit losses on loans was recorded for the quarter ended September 30, 2025.  The provision was primarily due to loan portfolio growth and changes in the composition of the loan portfolio.  This compares to a $351,000 provision for credit losses on loans for the preceding quarter and a $444,000 provision for credit losses on loans for the comparable quarter one year ago.  In addition, a $18,000 provision for credit losses on unfunded commitments and a $10,000 recapture of credit losses on investment securities were recorded for the current quarter.

Non-interest income increased $1.22 million, or 42%, to $4.09 million for the current quarter from $2.88 million for the preceding quarter and increased $1.16 million, or 40%, from $2.93 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to an increase in BOLI net income (from a $1.04 million death benefit claim) and, to a lesser extent, smaller increases in several other categories.  Non-interest income for the 2025 fiscal year increased $1.22 million, or 11%, to $12.35 million for the 2025 fiscal year from $11.14 for the 2024 fiscal year, primarily due to a $1.06 million increase in BOLI net earnings and smaller changes in several other categories.

Total operating (non-interest) expenses for the current quarter increased $792,000, or 7%, to $11.96 million from $11.17 million for the preceding quarter and increased $897,000, or 8%, from $11.06 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to increases in salaries and employee benefits, premises and equipment, technology and communications, professional fees, and smaller increases in several other expense categories.  These increases were partially offset by decreases in state and local taxes and smaller decreases in several other expense categories.  The efficiency ratio for the current quarter improved to 53.18% from 54.48% for the preceding quarter and 56.79% for the comparable quarter one year ago.  For the 2025 fiscal year, operating expenses increased $1.64 million, or 4% to $45.39 million from $43.75 million for the 2024 fiscal year. The efficiency ratio for the 2025 fiscal year improved to 54.98% from 58.09% for the 2024 fiscal year.

The provision for income taxes for the current quarter increased $71,000, or 4%, to $1.86 million from $1.79 million for the preceding quarter, primarily due to higher taxable income. Timberland’s effective income tax rate was 18.1% for the quarter ended September 30, 2025, compared to 20.1% for the quarter ended June 30, 2025, and 19.8% for the quarter ended September 30, 2024.  The lower effective income tax rate for the current quarter was primarily due to a higher percentage of non-taxable income as a result of the increase in BOLI net earnings.  Timberland’s effective income tax rate was 19.5% for fiscal year 2025 compared to 20.1% for fiscal year 2024.

Balance Sheet Management

Total assets increased $55.58 million, or 3%, during the quarter to $2.01 billion at September 30, 2025, from $1.96 billion at June 30, 2025, and increased $89.30 million, or 5%, from $1.92 billion one year ago.  The increase during the current quarter was primarily due to a $49.80 million increase in cash and cash equivalents and a $22.09 million increase in net loans receivable, which was partially offset by a $14.18 million decrease in investment securities and CDs held for investment.

Liquidity

Timberland has continued to maintain a strong liquidity position, both on-balance sheet and off-balance sheet.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 18.8% of total liabilities at September 30, 2025, compared to 17.0% at June 30, 2025, and 14.7% one year ago.  Timberland also had secured borrowing line capacity of $690 million available through the FHLB and the Federal Reserve at

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

September 30, 2025.  With a strong and diversified deposit base, only 20% of Timberland’s deposits were uninsured or uncollateralized at September 30, 2025.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $22.09 million, or 2%, during the quarter to $1.46 billion at September 30, 2025, from $1.44 billion at June 30, 2025.  This increase was primarily due to a $21.21 million increase in construction loans, a $7.35 million increase in multi-family loans, a $2.99 million increase in home equity loans, a $2.77 million increase in commercial real estate loans and smaller increases in several other loan categories.  These increases were partially offset by a $12.02 million increase in the undisbursed portion of construction loans and smaller decreases in several other loan categories.

Loan Portfolio
($ in thousands)
	September 30, 2025		June 30, 2025		September 30, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$317,691	20%	$317,574	21%	$299,123	20%
Multi-family	207,767	13	200,418	13	177,350	11
Commercial	610,692	39	607,924	40	599,219	40
Construction - custom and
owner/builder	130,341	9	128,900	8	132,101	9
Construction - speculative one-to four-family	10,745	1	9,595	1	11,495	1
Construction - commercial	21,818	1	15,992	1	29,463	2
Construction - multi-family	45,660	3	32,731	2	28,401	2
Construction - land
development	15,324	1	15,461	1	17,741	1
Land	35,952	2	36,193	2	29,366	2
Total mortgage loans	1,395,990	89	1,364,788	89	1,324,259	88

Consumer loans:
Home equity and second
mortgage	50,479	3	47,511	3	47,913	3
Other	2,034	--	2,176	--	3,129	--
Total consumer loans	52,513	3	49,687	3	51,042	3

Commercial loans:
Commercial business
Loans	126,937	8	126,497	8	138,743	9
SBA PPP loans	58	--	101	--	260	--
Total commercial loans	126,995	8	126,598	8	139,003	9
Total loans	1,575,498	100%	1,541,073	100%	1,514,304	100%
Less:
Undisbursed portion of
construction loans in
process	(88,289)		(76,272)		(69,878)
Deferred loan origination
fees	(5,528)		(5,427)		(5,425)
Allowance for credit losses	(18,091)		(17,878)		(17,478)
Total loans receivable, net	$1,463,590		$1,441,496		$1,421,523
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $1,127, $1,763, and $0 at September 30, 2025, June 30, 2025, and September 30, 2024, respectively.

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of September 30, 2025:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouses	$129,815	21%	8%	$1,311	$159
Medical/dental offices	81,831	13	5	1,240	--
Office buildings	67,840	11	4	817	--
Other retail buildings	54,497	9	3	599	--
Mini-storage	38,291	6	2	1,532	--
Hotel/motel	31,345	5	2	2,612	--
Restaurants	28,703	5	2	586	--
Gas stations/conv. stores	25,597	4	2	1,024	--
Churches	14,410	3	1	901	--
Nursing homes	13,456	2	1	2,243	--
Shopping centers	10,436	2	1	1,739	--
Mobile home parks	9,174	2	1	417	--
Additional CRE	105,297	17	7	774	--
Total CRE	$610,692	100%	39%	$960	$159

Timberland originated $100.09 million in loans during the quarter ended September 30, 2025, compared to $81.99 million for the preceding quarter and $48.82 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $9.01 million were sold compared to $6.11 million for the preceding quarter and $5.62 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $14.18 million, or 6%, to $223.18 million at September 30, 2025, from $237.36 million at June 30, 2025. The decrease was primarily due to the maturities of U.S. Treasury Securities and scheduled amortization, and was partially offset by the purchase of additional U.S. government agency mortgaged-backed investment securities and U.S. Treasury investment securities.

Deposits

Total deposits increased $47.16 million, or 3%, during the quarter to $1.72 billion at September 30, 2025, from $1.67 billion at June 30, 2025.  The quarter’s increase consisted of a $25.22 million increase in certificate of deposit account balances, a $24.46 million increase in non-interest deposit account balances and a $10.68 million increase in NOW checking account balances.  These increases were partially offset by a $9.06 million decrease in money market account balances and a $4.15 million decrease in savings account balances.

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

Deposit Breakdown ($ in thousands)

	September 30, 2025		June 30, 2025		September 30, 2024
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$430,685	25%	$406,222	24%	$413,116	25%
NOW checking	345,599	20	334,922	20	333,329	20
Savings	201,678	12	205,829	12	205,993	13
Money market	296,152	17	305,207	18	326,922	20
Certificates of deposit under $250	256,597	15	244,063	15	205,970	12
Certificates of deposit $250 and over	142,813	8	126,254	8	113,579	7
Certificates of deposit – brokered	43,111	3	46,980	3	48,759	3
Total deposits	$1,716,635	100%	$1,669,477	100%	$1,647,668	100%

Borrowings

Total borrowings were $20.00 million at both September 30, 2025 and June 30, 2025.  At September 30, 2025, the weighted average rate on the borrowings was 3.97%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $5.95 million, or 2%, to $262.61 million at September 30, 2025, from $256.66 million at June 30, 2025, and increased $17.20 million, or 7%, from $245.41 million at September 30, 2024.  The increase in shareholders’ equity during the quarter was primarily due to net income of $8.45 million, proceeds from stock option exercises of $847,000, and a $477,000 recovery of accumulated other comprehensive loss.  These increases to shareholders’ equity were partially offset by the payment of $2.05 million in dividends to shareholders and the repurchase of 56,562 shares of common stock for $1.89 million (an average price of $33.34 per share).  At September 30, 2025, Timberland had 337,280 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan.

Timberland remains well capitalized with a total risk-based capital ratio of 20.67%, a Tier 1 leverage capital ratio of 12.59%, a tangible common equity to tangible assets ratio (non-GAAP) of 12.38%, and a shareholders’ equity to total assets ratio of 13.05% at September 30, 2025.  Timberland’s held to maturity investment securities were $136.86 million at September 30, 2025, with a net unrealized loss of $4.56 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.89%, compared to 13.05%, as reported.

Asset Quality
Timberland’s non-performing assets to total assets ratio was 0.23% at September 30, 2025, compared to 0.21% at June 30, 2025, and 0.20% at September 30, 2024.  Net charge-offs totaled less than $1,000 for the current quarter compared to net recoveries of $1,000 for the preceding quarter and net charge-offs of $12,000 for the comparable quarter one year ago.  During the current quarter, provisions for credit losses of $213,000 on loans and $18,000 unfunded commitments were made, which was partially offset by a $10,000 recapture of credit losses on investment securities.  The allowance for credit losses (“ACL”) for loans as a percentage of loans receivable was 1.22% at September 30, 2025, compared to 1.23% at June 30, 2025, and 1.21% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $515,000 or 8%, to $5.66 million at September 30, 2025, from $6.18 million at June 30, 2025, and increased $1.18 million, or 26%, from $4.49 million at September 30, 2024.  Non-accrual loans increased $564,000, or 15%, to $4.41 million at September 30, 2025 from $3.84 million at June 30, 2025, and increased $522,000, or 13%, from $3.89 million at September 30, 2024.  The quarterly increase in non-accrual loans was primarily due to one single-family construction loan being placed on non-accrual status.  Loans graded “Substandard” totaled $32.80 million (or 2% of total loans receivable) at September 30, 2025.  (Note: Subsequent to September 30, 2025, the Bank’s largest “Substandard” loan, an $11.55 million land development loan, paid off in full.)

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

Non-Accrual Loans
($ in thousands)

	September 30, 2025		June 30, 2025		September 30, 2024
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$1,781	1	$1,781	1	$49	1
Commercial	159	1	161	2	1,158	6
Construction – custom and
owner/builder	553	1	--	--	--	--
Total mortgage loans	2,493	3	1,942	3	1,207	7

Consumer loans:
Home equity and second
mortgage	602	4	575	3	618	3
Other	22	1	--	--	--	--
Total consumer loans	624	4	575	3	618	3

Commercial business loans	1,290	9	1,326	9	2,060	8
Total loans	$4,407	17	$3,843	15	$3,885	18

Timberland had two properties classified as other real estate owned (“OREO”) at September 30, 2025:

	September 30, 2025		June 30, 2025		September 30, 2024
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Other real estate owned:
Commercial	$221	1	$221	1	$--	--
Land	--	1	--	1	--	1
Total mortgage loans	$221	2	$221	2	$--	1

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions,

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2025	2025	2024
Interest and dividend income
Loans receivable	$22,186	$21,411	$20,589
Investment securities	1,992	2,064	2,237
Dividends from mutual funds, FHLB stock and other investments	83	83	95
Interest bearing deposits in banks	2,350	1,986	2,114
Total interest and dividend income	26,611	25,544	25,035

Interest expense
Deposits	8,013	7,721	8,277
Borrowings	203	201	211
Total interest expense	8,216	7,922	8,488
Net interest income	18,395	17,622	16,547
Provision for credit losses – loans	213	351	444
Recapture of credit losses – investment securities	(10)	(4)	(13)
Provision for credit losses – unfunded commitments	18	93	59
Net int. income after provision for (recapture of) credit losses	18,174	17,182	16,057

Non-interest income
Service charges on deposits	991	966	1,037
ATM and debit card interchange transaction fees	1,269	1,262	1,293
Gain on sales of investment securities, net	--	24	--
Gain on sales of loans, net	208	138	135
Bank owned life insurance (“BOLI”) net earnings	1,200	171	175
Other	425	314	292
Total non-interest income, net	4,093	2,875	2,932

Non-interest expense
Salaries and employee benefits	6,029	5,825	5,867
Premises and equipment	1,114	973	933
Gain on sale of premises and equipment, net	--	--	1
Advertising	208	182	205
OREO and other repossessed assets, net	3	8	4
ATM and debit card processing	578	658	588
Postage and courier	143	137	137
State and local taxes	432	570	343
Professional fees	558	341	410
FDIC insurance	211	211	209
Loan administration and foreclosure	151	99	125
Technology and communications	1,116	993	1,163
Deposit operations	350	345	446
Amortization of core deposit intangible (“CDI”)	45	45	57
Other, net	1,021	780	574
Total non-interest expense, net	11,959	11,167	11,062

Income before income taxes	10,308	8,890	7,927
Provision for income taxes	1,861	1,790	1,572
Net income	$8,447	$7,100	$6,355

Net income per common share:
Basic	$1.07	$0.90	$0.80
Diluted	1.07	0.90	0.79

Weighted average common shares outstanding:
Basic	7,880,299	7,893,308	7,954,112
Diluted	7,920,617	7,921,762	7,995,024

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	Sept. 30,
	2025	2024
Interest and dividend income
Loans receivable	$85,525	$77,430
Investment securities	8,197	9,129
Dividends from mutual funds, FHLB stock and other investments	335	361
Interest bearing deposits in banks	8,220	7,905
Total interest and dividend income	102,277	94,825

Interest expense
Deposits	31,272	29,659
Borrowings	805	999
Total interest expense	32,077	30,658
Net interest income	70,200	64,167
Provision for credit losses – loans	853	1,254
Recapture of credit losses – investment securities	(24)	(32)
Prov. for (recapture of) credit losses - unfunded commitments	105	(71)
Net int. income after provision for (recapture of) credit losses	69,266	63,016

Non-interest income
Service charges on deposits	3,915	4,062
ATM and debit card interchange transaction fees	4,975	5,066
Gain on sales of investment securities, net	24	--
Gain on sales of loans, net	511	322
Bank owned life insurance (“BOLI”) net earnings	1,702	645
Other	1,225	1,041
Total non-interest income, net	12,352	11,136

Non-interest expense
Salaries and employee benefits	23,922	23,730
Premises and equipment	4,112	3,998
Gain on sale of premises and equipment, net	--	(2)
Advertising	761	761
OREO and other repossessed assets, net	20	5
ATM and debit card processing	2,279	2,384
Postage and courier	544	538
State and local taxes	1,682	1,322
Professional fees	1,676	1,317
FDIC insurance	851	833
Loan administration and foreclosure	534	521
Technology and communications	4,369	4,264
Deposit operations	1,347	1,540
Amortization of core deposit intangible (“CDI”)	180	226
Other, net	3,110	2,309
Total non-interest expense, net	45,387	43,746

Income before income taxes	36,231	30,406
Provision for income taxes	7,070	6,123
Net income	$29,161	$24,283

Net income per common share:
Basic	$3.68	$3.02
Diluted	3.67	3.01

Weighted average common shares outstanding:
Basic	7,917,193	8,038,674
Diluted	7,952,626	8,080,382

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2025	2025	2024
Assets
Cash and due from financial institutions	$23,649	$32,532	$29,071
Interest-bearing deposits in banks	219,779	161,095	135,657
Total cash and cash equivalents	243,428	193,627	164,728

Certificates of deposit (“CDs”) held for investment, at cost	7,217	8,462	10,209
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	136,861	141,570	172,097
Available for sale, at fair value	78,240	86,475	72,257
Investments in equity securities, at fair value	864	855	866
FHLB stock	2,045	2,045	2,037
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	1,127	1,763	--

Loans receivable	1,481,681	1,459,374	1,439,001
Less: ACL – loans	(18,091)	(17,878)	(17,478)
Net loans receivable	1,463,590	1,441,496	1,421,523

Premises and equipment, net	21,684	21,490	21,486
OREO and other repossessed assets, net	221	221	--
BOLI	21,830	24,113	23,611
Accrued interest receivable	7,393	7,174	6,990
Goodwill	15,131	15,131	15,131
CDI	271	316	451
Loan servicing rights, net	815	911	1,372
Operating lease right-of-use assets	2,949	1,248	1,475
Other assets	6,113	7,295	6,242
Total assets	$2,012,779	$1,957,192	$1,923,475

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$430,685	$406,222	$413,116
Deposits: Interest-bearing	1,285,950	1,263,255	1,234,552
Total deposits	1,716,635	1,669,477	1,647,668

Operating lease liabilities	3,077	1,350	1,575
FHLB borrowings	20,000	20,000	20,000
Other liabilities and accrued expenses	10,453	9,701	8,819
Total liabilities	1,750,165	1,700,528	1,678,062

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,889,571 shares issued and outstanding – September 30, 2025 7,876,853 shares issued and outstanding – June 30, 2025 7,960,127 shares issued and outstanding – September 30, 2024	26,305	27,226	29,862
Retained earnings	236,607	230,213	215,531
Accumulated other comprehensive income (loss)	(298)	(775)	20
Total shareholders’ equity	262,614	256,664	245,413
Total liabilities and shareholders’ equity	$2,012,779	$1,957,192	$1,923,475

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

	Three Months Ended
PERFORMANCE RATIOS:	Sept. 30, 2025	June 30, 2025	Sept. 30, 2024
Return on average assets (a)	1.68%	1.47%	1.32%
Return on average equity (a)	12.97%	11.23%	10.43%
Net interest margin (a)	3.82%	3.80%	3.58%
Efficiency ratio	53.18%	54.48%	56.79%

	Year Ended
	Sept. 30, 2025		Sept. 30, 2024
Return on average assets (a)	1.50%		1.28%
Return on average equity (a)	11.56%		10.19%
Net interest margin (a)	3.76%		3.54%
Efficiency ratio	54.98%		58.09%

	Three Months Ended
ASSET QUALITY RATIOS AND DATA: ($ in thousands)	Sept. 30, 2025	June 30, 2025	Sept. 30, 2024
Non-accrual loans	$4,407	$3,843	$3,885
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	35	38	51
OREO and other repossessed assets	221	221	--
Total non-performing assets (b)	$4,663	$4,102	$3,936

Non-performing assets to total assets (b)	0.23%	0.21%	0.20%
Net charge-offs (recoveries) during quarter	$--	$(1)	$12
Allowance for credit losses - loans to non-accrual loans	411%	465%	450%
Allowance for credit losses - loans to loans receivable (c)	1.22%	1.23%	1.21%

CAPITAL RATIOS:
Tier 1 leverage capital	12.59%	12.63%	12.12%
Tier 1 risk-based capital	19.42%	19.29%	18.14%
Common equity Tier 1 risk-based capital	19.42%	19.29%	18.14%
Total risk-based capital	20.67%	20.54%	19.39%
Tangible common equity to tangible assets (non-GAAP)	12.38%	12.42%	12.05%

BOOK VALUES:
Book value per common share	$33.29	$32.58	$30.83
Tangible book value per common share (d)	31.33	30.62	28.87
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for credit losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	Sept. 30, 2025		June 30, 2025		Sept. 30, 2024
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,470,460	5.99%	$1,450,350	5.92%	$1,428,125	5.74%
Investment securities and FHLB stock (1)	228,710	3.60	232,272	3.71	254,567	3.64
Interest-earning deposits in banks and CDs	210,864	4.42	178,887	4.45	156,732	5.37
Total interest-earning assets	1,910,034	5.53	1,861,509	5.50	1,839,424	5.41
Other assets	79,211		79,715		80,940
Total assets	$1,989,245		$1,941,224		$1,920,364

Liabilities and Shareholders’ Equity
NOW checking accounts	$339,838	1.46%	$333,074	1.39%	$337,955	1.40%
Money market accounts	298,102	3.04	304,526	3.16	321,151	3.62
Savings accounts	204,671	0.35	205,592	0.35	207,457	0.27
Certificates of deposit accounts	390,478	3.77	363,342	3.77	316,897	4.20
Brokered CDs	43,118	5.47	48,028	4.83	48,719	5.54
Total interest-bearing deposits	1,276,207	2.49	1,254,562	2.47	1,232,179	2.67
Borrowings	20,000	4.03	20,002	4.03	20,000	4.20
Total interest-bearing liabilities	1,296,207	2.51	1,274,564	2.49	1,252,179	2.70

Non-interest-bearing demand deposits	423,177		402,717		414,603
Other liabilities	11,542		10,266		11,151
Shareholders’ equity	258,319		253,677		242,431
Total liabilities and shareholders’ equity	$1,989,245		$1,941,224		$1,920,364

Interest rate spread		3.02%		3.01%		2.71%
Net interest margin (2)		3.82%		3.80%		3.58%
Average interest-earning assets to
average interest-bearing liabilities	147.36%		146.05%		146.90%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands)
(unaudited)

	For the Year Ended
	Sept. 30, 2025		Sept. 30, 2024
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,448,803	5.90%	$1,379,529	5.61%
Investment securities and FHLB stock (1)	235,210	3.57	284,678	3.33
Interest-earning deposits in banks and CDs	182,239	4.51	146,855	5.38
Total interest-earning assets	1,866,252	5.48	1,811,062	5.24
Other assets	78,000		81,470
Total assets	$1,944,252		$1,892,532

Liabilities and Shareholders’ Equity
NOW checking accounts	$332,392	1.39%	$353,000	1.46%
Money market accounts	308,319	3.21	285,615	3.24
Savings accounts	205,488	0.31	212,562	0.25
Certificates of deposit accounts	357,444	3.86	298,039	4.14
Brokered CDs	46,896	5.02	44,330	5.41
Total interest-bearing deposits	1,250,539	2.50	1,193,546	2.48
Borrowings	20,002	4.02	22,214	4.50
Total interest-bearing liabilities	1,270,541	2.53	1,215,760	2.52

Non-interest-bearing demand deposits	411,007		427,514
Other liabilities	10,506		10,865
Shareholders’ equity	252,198		238,393
Total liabilities and shareholders’ equity	$1,944,252		$1,892,532

Interest rate spread		2.95%		2.72%
Net interest margin (2)		3.76%		3.54%
Average interest-earning assets to
average interest-bearing liabilities	146.89%		148.97%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2025 Earnings
October 30, 2025

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	Sept. 30, 2025	June 30, 2025	Sept. 30, 2024

Shareholders’ equity	$262,614	$256,664	$245,413
Less goodwill and CDI	(15,402)	(15,447)	(15,582)
Tangible common equity	$247,212	$241,217	$229,831

Total assets	$2,012,779	$1,957,192	$1,923,475
Less goodwill and CDI	(15,402)	(15,447)	(15,582)
Tangible assets	$1,997,377	$1,941,745	$1,907,893